Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

Basis of presentation

The unaudited pro forma consolidated financial statements of Xtreme Link., Inc. (the “Shell”), in the opinion of management, include all material adjustments directly attributable to the share exchange contemplated by a share exchange agreement, dated September 7, 2010, by and among Orient New Energy Investments Limited (“Orient”) and all of its stockholders, on the one hand, and the Shell its majority shareholder, on the other. Pursuant to the share exchange agreement, on September 7, 2010, the Shell issued to the shareholders of Orient 27,100,000 shares of common stocks, par value $0.001 per share, in the aggregate in exchange for all of the issued and outstanding ordinary shares of Orient held by its shareholders. As a result, Orient became a wholly-owned subsidiary of the Shell. The pro forma consolidated statement of operations includes the accounts of the Shell and Orient.

The unaudited pro forma statement of operations was prepared as if the Shell’s acquisition of Orient was consummated on April 1, 2007, and the unaudited pro forma balance sheet was prepared as if the transaction was consummated on June 30, 2010. The unaudited pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition transaction occurred on the dates indicated and are not necessarily indicative of the results that may be expected in the future.

XTREME LINK, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS AS AT JUNE 30, 2010
(Amounts expressed in US Dollars and in thousands)

	May 31, 2010	June 30, 2010
	Xtreme Link, Inc.	Orient New Energy Investments Limited	Pro-forma adjustments	Unaudited pro-forma consolidated
	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$2	$4,889		$4,891
Restricted cash	-	8,677		8,677
Accounts receivable, net	-	423		423
Advance to suppliers	-	30,477		30,477
Inventory	-	4,474		4,474
Prepaid expenses	-	910		910
Other receivables	-	162		162

Total current assets	$2	$50,012		$50,014

Property plant and equipment, net	-	3,088		3,088
Long-term lease payment	-	9,920		9,920
TOTAL ASSETS	$2	$63,020		$63,022

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable	$-	$18,616		$18,616
Advance from customers	-	50		50
Tax payables	-	2,490		2,490
Other payables	-	1,026		1,026
Due to related party	25	-		25
Short-term loans	-	4,418		4,418
Total current liabilities	$25	$26,600		$26,625

Commitments and contingencies	-	-		-

STOCKHOLDERS' EQUITY
Share capital	$8	$10	(8)	$10
Additional paid-in capital	73	13,866	(96)	13,843
Statutory reserve	-	4,361		4,361
Retained earnings	(104)	14,743	104	14,743
Other comprehensive income	-	3,440		3,440
Total equity	(23)	36,420		36,397
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2	$63,020		$63,022

XTREME LINK, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2010
(Amounts expressed in thousands)

	May 31, 2010	June 30, 2010
	Xtreme Link, Inc.	Orient New Energy Investments Limited	Pro-forma adjustments	Unaudited pro-forma Consolidated
	(Unaudited)	(Unaudited)

Net sales	$-	$52,649		$52,649

Cost of sales	-	(44,276)		(44,276)

Gross profit	$-	$8,373		$8,373

Operating expenses:
Selling expenses	$-	$(702)		$(702)
General and administrative expenses	(35)	(143)		(178)
Total operating expenses	(35)	(845)		(880)
Income (Loss) from Operations	$(35)	$7,528		$7,493

Non-operating income (expense):
Interest income	$-	$16		$16
Interest expense	-	(84)		(84)
Bank charges	-	(6)		(6)
Total non-operating expense	$-	$(74)		$(74)
Income (Loss) before income tax	(35)	7,454		7,419
Income tax	-	(1,858)		(1,858)
Net income (loss)	$(35)	$5,596		$5,561

XTREME LINK, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2010
(Amounts expressed in thousands)

	February 28, 2010	March 31, 2010
	Xtreme Link, Inc.	Orient New Energy Investments Limited	Pro-forma adjustments	Unaudited pro-forma consolidated
	(Unaudited)	(Unaudited)

Net sales	$-	$173,706		$173,706

Cost of sales	-	(146,647)		(146,647)

Gross profit	$-	$27,059		$27,059

Operating expenses:
Selling expenses	$-	$(2,899)		$(2,899)
General and administrative expenses	(23)	(592)		(615)
Total operating expenses	$(23)	$(3,491)		$(3,514)
Income (Loss) from operations	$(23)	$23,568		$23,545

Non-operating income (expense):
Interest income	$-	$121		$121
Interest expense	-	(573)		(573)
Bank charges	-	(61)		(61)
Other	-	80		80
Total non-operating expense	$-	$(433)		$(433)
Income (Loss) before income tax	$(23)	$23,135		$23,112
Income tax	-	(5,786)		(5,786)
Net income (loss)	$(23)	$17,349		$17,326

Notes to pro-forma consolidated financial statements:

1.
The Shell’s acquisition of Orient is deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the Staff of the Securities and Exchange Commission, the Shell (the legal acquirer) is considered the accounting acquiree and Orient (the legal acquiree) is considered the accounting acquirer. From and after the reverse acquisition, the consolidated financial statements of the consolidated entities will in substance be those of Orient, with the assets and liabilities, and revenues and expenses, of the Shell being included effective from the date of consummation of reverse acquisition. The Shell is deemed to be a continuation of business of Orient. The outstanding common stock of the Shell prior to the reverse acquisition will be accounting for at their net book value and no goodwill will be recognized.

2.	There were no inter-company transactions and balances between the Shell and Orient during the periods covered by the pro forma consolidated financial statements.